Exhibit 15.2

Office: +852 2801 6066

Mobile: +852 9718 8740

Email: rthorp@tta.lawyer

WeRide Inc.

21st Floor, Tower A, Guangzhou Life Science Innovation Center,

No. 51, Luoxuan Road, Guangzhou International Biotech Island,

Guangzhou 510005

People’s Republic of China

25 March 2025

Dear Sirs

Re: WeRide Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to WeRide Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (“Form 20-F”).

We hereby consent to the reference of our name under the headings “Item 6. Directors, Senior Management and Employees—Enforceability of Civil Liabilities” and “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Form 20-F.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA